Exhibit 99.1

GBS Enterprises Acquires Controlling Interest in
GROUP Business Software AG

January 6, 2011 – Canton, GA. GBS Enterprises Inc. (OTCBB: GBSX) announced today it has acquired an additional 21.9% of the issued and outstanding shares of the German software company, GROUP Business Software AG (“GROUP”). This 21.9 % combined with GBS Enterprises’ November acquisition of 28.2% provides the Company with a total of 50.1% of GROUP’s shares.

Mr. Ott, speaking as Chairman and CEO of GBS Enterprises, stated that this additional acquisition reflects his confidence in GROUP and in their significant potential as a key provider of Cloud Automation Technology. He emphasized GROUP’s “game changing” Cloud Automation Platform (CAP) which provides SaaS integration, management and monitoring as being technologically agnostic and therefore capable of serving the needs of a wide variety of the major cloud OEM players, data centers, and ISV’s. In addition, GROUP’s Cloud Automation Platform also addresses the needs of medium and large size enterprises who are interested in running their infrastructure and applications in a private cloud. (For further information about GROUP go to www.gbs.com).

Mr. Ott also referred to GROUP’s opportunities based upon their Transformer Technology, which enables the automated conversion of existing IBM Lotus/Domino software applications into ‘cloud ready’, modern web 2.0 styled applications. Specifically, the Transformer converts the applications’ interfaces as well as the complete set of business logic embedded in the application, (such as workflows and application security), thereby allowing IBM’s Lotus/Domino users to make a smooth and cost effective transition into the cloud.

About GROUP Business Software AG

GROUP Business Software, AG is a twenty-year old German-based, publicly-traded company (INW) whose core business is focused on serving IBM’s Lotus Notes and Domino market where it has become IBM’s largest provider of business solutions worldwide. GROUP caters primarily to mid-market and enterprise size organizations having over 3,500 customers in thirty-eight countries spanning four continents, representing more than 5,000,000 active users of its products. GROUP’s customers include Abbot, Ernst & Young, Deutsche Bank, Bayer, HBSC, Merck and Toyota. GROUP provides Cloud Computing technology, Email Management software, Lotus Software Services, Customer Relationship Management software and Risk & Compliance Management solutions. Headquartered in Frankfurt, Germany the Company has offices throughout Europe and North America.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors.

For further Information Please Contact:
Gary MacDonald
EVP and Chief Corporate Development Officer
GBS Enterprises, Incorporated / +1.917.477.9509 / gmacdonald@gbsx.us